Exhibit 99.1

GrowLife, Inc. Announces Preliminary Results of Rights Offering, Enabling Company Market Share Expansion Through Product Innovation

KIRKLAND, Wash. – December 6, 2018 – GrowLife, Inc. (OTCQB: PHOT), one of the nation’s most recognized indoor cultivation product and service providers, is pleased to announce that it closed, effective November 30, 2018, its previously announced rights offering equity financing (the "Offering") resulting in approximately $2,500,000 in gross proceeds to the company. The Offering was designed to give record shareholders the opportunity to invest directly in the company at a set price, with additional warrants to support the company’s capital raise (which will be used for its continued expansion in the burgeoning cannabis industry).

“I am proud to lead an organization where our shareholder base strongly supports our mission of growth, as illustrated by the participation in this offering,” said GrowLife CEO Marco Hegyi. “Our dedicated team works tirelessly to bring continued value to our shareholders and propel our company forward in this emerging growth market.”

Hegyi continued: “We persist to develop revolutionary indoor cultivation solutions and products, and this influx of capital will enable us with the ability to forge ahead in our mission - to help our customers produce the highest quality products in the most efficient and profitable ways possible. First, by bringing to market our proprietary vertical grow system, our products will allow cultivators to yield the highest volume of final product per square foot known to the industry. Secondly, we will focus on sales via the distribution of our products by expanding our world-class team of consultants, creating a larger marketing footprint, and reaching new, previously untapped customers.

The confidence our shareholders have placed in us is both humbling and inspiring, as they made their opinions known by re-investing in us for the long term. We hope to return this trust through the momentum and growth our company is experiencing - making 2019 the best year for GrowLife to date.”

The results of the Offering are to date and the company’s estimates regarding the number of shares to be issued and the gross proceeds to be received are preliminary and subject to finalization and verification by the transfer agent, Direct Transfer LLC.

The Offering is made pursuant to the company’s effective shelf registration statement.

For more information about GrowLife, including the CEO’s most recent video statement, visit the company’s website. Products can be purchased at ShopGrowLife.com. in the US and GrowLifeHydro.ca/ in Canada.

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About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:

CMW Media
Cassandra Dowell, 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com

Investor Relations Contact:

investors@growlifinc.com
206-483-0059